EXHIBIT 8.1

Our Subsidiaries

The following information is related to our subsidiaries as of the date of this annual report:

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
Banco Supervielle S.A.	Argentina	Supervielle
Cordial Compañía Financiera S.A. (in the process of being renamed as IUDÚ Compañia Financiera S.A.)	Argentina	Walmart Servicios Financieros IUDÚ Pesos Ya
Tarjeta Automática S.A.	Argentina	Carta Automática Pesos Ya
Supervielle Seguros S.A.	Argentina	Supervielle Seguros
Supervielle Asset Management S.A. Sociedad Gerente de Fondos Comunes de Inversión S.A.	Argentina	Supervielle Asset Management
Espacio Cordial de Servicios S.A.	Argentina	Cordial
Micro Lending S.A.U.	Argentina	MILA
InvertirOnline S.A.U.	Argentina	invertirOnline
InvertirOnline.com Argentina S.A.U.	Argentina	invertirOnline.com
Supervielle Productores Asesores de Seguros S.A.	Argentina	Supervielle Broker de Seguros
Futuros del Sur S.A. (in the process of being renamed Supervielle Agente de Negociación S.A.U.)	Argentina	N/A
Bolsillo Digital S.A.U.	Argentina	IUDÚ Pago
Easy Cambio S.A.	Argentina	N/A
Sofital S.A.F. e I.I.	Argentina	N/A